        NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE TRUEYOU.COM INC.

        THIS INSTRUMENT IS SUBJECT TO THE SUBORDINATION AGREEMENT DATED AS OF JULY 11,  2006, AMONG LAURUS MASTER FUND, LTD. (THE “SENIOR LENDER”), THE MAKER HEREOF, KLINGER INVESTMENTS LLC., PEQUOT HEALTHCARE FUND, L.P., PEQUOT HEALTHCARE OFFSHORE FUND, INC., PREMIUM SERIES PCC LIMITED — CELL 32, PEQUOT DIVERSIFIED MASTER FUND, LTD., PEQUOT HEALTHCARE INSTITUTIONAL FUND, L.P., NORTH SOUND LEGACY INSTITUTIONAL FUND LLC, NORTH SOUND LEGACY INTERNATIONAL LTD., TECHNOLOGY INVESTMENT CORP., ANDREW D. LIPMAN AND JON LAUCK, WHICH, AMONG OTHER THINGS, CONTAINS PROVISIONS SUBORDINATING THE OBLIGATIONS OF THE MAKER OF THIS INSTRUMENT TO THE PAYEE HEREOF TO SUCH MAKER’S OBLIGATIONS TO THE SENIOR LENDER, TO WHICH PROVISIONS EACH HOLDER OF THIS INSTRUMENT, BY ACCEPTANCE HEREOF, AGREES.

SUBORDINATED PROMISSORY NOTE

$5,200,000	July 11, 2006

        FOR VALUE RECEIVED, the undersigned, TRUEYOU.COM INC., a Delaware corporation (the “Debtor”), hereby promises to pay to the order of Klinger Investments LLC, Pequot Healthcare Fund, L.P., Pequot Healthcare Offshore Fund, Inc., Premium Series PCC Limited — Cell 32, Pequot Diversified Master Fund, Ltd., Pequot Healthcare Institutional Fund, L.P., North Sound Legacy Institutional Fund LLC, North Sound Legacy International Ltd., Technology Investment Capital Corp., Andrew D. Lipman and Jon Lauck (collectively, “Holders”), the sum of FIVE MILLION TWO HUNDRED THOUSAND DOLLARS ($5,200,000) as set forth on Exhibit A hereto (such principal amount, together with all accrued but unpaid interest and any other amounts due hereunder, the “Debt”), all as provided in this subordinated promissory note (the “Note”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement (as defined below).

        1.              Interest; Principal Amount and Payment; Fees. The Debt shall bear interest on the unpaid principal balance thereof outstanding from time to time and until such principal balance is repaid in full, at an annual rate equal to twelve percent (12%) per annum compounded annually; provided, however, that in the event that an Event of Default shall have occurred and be continuing (or would have occurred and been continuing but for the proviso to the definition of the term “Event of Default” set forth in Section 5 hereof), such rate shall be fourteen percent (14%) per annum. Interest shall accrue in arrears and together with the unpaid principal balance of this Note shall be due and payable in full on the Maturity Date. For the purposes hereof, the term “Maturity Date” shall mean the earliest of (i) July 1, 2010, and (ii) the first date on which any mandatory prepayment is payable under Section 1.4(a) of the Loan Agreement (as hereinafter defined).

        Under no circumstances shall the Debtor be charged more than the highest rate of interest that lawfully may be charged by the Holders and paid by the Debtor on the Debt. It is, therefore, agreed that if at any time interest on the Debt would otherwise exceed the highest lawful rate, only such highest lawful rate will be paid by the Debtor. Should any amount be paid by the Debtor in excess of such highest lawful amount, such excess shall be deemed to have been paid in reduction of the principal sum due hereunder.

        In the event that the holders of Senior Liabilities shall receive any fee or charge (not constituting a part of the principal amount of the Senior Liabilities or interest accrued thereon) in connection with any waiver by such holders of any Event of Default (as defined in the Purchase Agreement referred to in the Subordination Agreement referred to below), then the Holders shall be entitled to receive (pro rata in accordance with their respective percentages set forth in Exhibit A hereto) an amount equal in the aggregate to the product of the amount of such fee or charge multiplied by a fraction, the numerator of which is equal to the outstanding principal amount of this Note and the denominator of which is equal to the then outstanding principal amount of the Senior Liabilities, provided, that, in the event that such payment shall be made in cash (rather than in the form of equity securities or instruments convertible into or exchangeable for equity securities) such amount shall not be paid until the Maturity Date.

        2.        Conversion. In the event that the Debtor agrees to consummate an equity financing (a “Financing”) at any time prior to the Maturity Date, each Holder may elect (but shall have no obligation unless it does so elect) to convert the entire principal amount due to such Holder under this Note (along with accrued interest thereon and all other amounts then due hereunder), into the Applicable Number (as defined below) of Equity Securities (as defined below) and, in the event any warrants or other property or rights are issued or granted to investors in the Financing, together with a proportionate (based upon the Applicable Number of Equity Securities) number and amount of such warrants and other property or rights. Any such conversion shall be deemed effective on the date of the closing of the Financing, at which time the remaining rights of such Holder shall terminate with respect to this Note and such Holder shall be deemed to have become the holder of record of the Applicable Number of Equity Securities and the related warrants, property and rights. In the event of such conversion, such Holder shall become a party to the securities purchase agreement (or similar agreement) pursuant to which the investors in the Financing purchase or are issued the securities issued in such Financing, and to any related or ancillary agreements, and such Holder shall be entitled to all of the benefits and subject to all the obligations of each such agreement with respect to all of the Applicable Number of Equity Securities and the related property and rights, on the same basis as the other investors that purchase the securities in such Financing. For the purposes hereof, the term “Equity Securities” shall mean securities identical in all respects to those purchased in the Financing; and the term “Applicable Number” shall mean such number (rounded up to the nearest whole share) as is obtained by dividing (i) the principal amount of the Note (along with accrued interest thereon and all other amounts then due hereunder) being converted by (ii) the lowest price per share of the Equity Securities to be issued in the Financing. Notwithstanding the foregoing, if the Equity Securities and the related warrants, if any, to be issued in the Financing do not contain provisions prohibiting the aggregate ownership percentage by the holder thereof (and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein)) from exceeding 4.99% of the total number of shares of common stock of the Debtor then issued and outstanding, then a Holder may elect to receive securities that are otherwise identical in all respects to those purchased in the Financing but that contain the foregoing restriction on aggregate ownership.

        3.        Prepayments. The Debt may be prepaid at any time, in whole or in part, without penalty or premium, on three (3) days prior written notice, subject in all cases to the Subordination Agreement (as hereinafter defined). The Debt (or a portion thereof, as the case may be), is subject to mandatory prepayment under Section 1.4(b) of the Loan Agreement. All payments on this Note shall be allocated among the Holders in their respective portions of this Note as set forth in Exhibit A hereto or as otherwise agreed by the Holders.

        4.        Loan Agreement. This Note is issued pursuant to and is governed by the terms of that certain Loan Agreement of even date herewith between the Holders and the Debtor (as amended from time to time, the “Loan Agreement”).

        5.        Defaults. Each of the following events shall constitute a default under this Note (each, an “Event of Default”), provided that the rights of the Lenders upon the occurrence of an Event of Default shall be limited as set forth in Section 7 of the Subordination Agreement.

                    (a)         any default (whether in whole or in part) shall occur in the payment of any amount payable under this Note;

                    (b)         the occurrence of any Event of Default under the Loan Agreement;

                    (c)         the Debtor or any Guarantor shall become unable, fail generally or admit in writing its inability to pay its debts as they become due;

                    (d)         the Debtor or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) of this Section 5, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Debtor or any Guarantor or for all or a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                    (e)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Debtor or any Guarantor or its debts, or of all or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Debtor or any Guarantor or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                    (f)            the Debtor or any Guarantor dissolves, liquidates, winds-up, or sells or otherwise disposes of all or substantially all of its business or assets;

                    (g)         any event or condition shall occur that results in any Indebtedness of the Debtor or any Guarantor exceeding in the aggregate $500,000 becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

                    (h)         one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Debtor or any Guarantor, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Debtor or any Guarantor to enforce any such judgment; or

                    (i)         any Guaranty of a Guarantor ceases to be in full force and effect or any Guarantee of a Guarantor is declared to be null and void and unenforceable or any Guarantee of a Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee.

        6.        Remedies upon an Event of Default.

                    (a)         If any Event of Default described in clause (d), (e) or (f) of Section 5 shall have occurred (taking into account all grace periods), the principal on and under this Note then outstanding, together with accrued interest thereon and all fees and other obligations of the Debtor accrued hereunder and under the other Financing Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Debtor.

                    (b)         If any other Event of Default described in Section 5 shall have occurred (which, for clarity, is after taking into account all grace periods set forth in Section 5), and at any time thereafter during the continuance of such Event of Default, the Majority Lenders may, by notice to the Debtor, declare the principal on and under this Note to be due and payable in whole, and thereupon the principal on and under this Note, together with accrued interest thereon and all fees and other obligations of the Debtor accrued hereunder and under the other Financing Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Debtor and the Guarantors.

                    (c)         No course of dealing and no delay on the part of any Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note or by any other Financing Document upon any Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise

                    (d)         The Debtor will deliver written notice of the occurrence of any Event of Default under this Note or any other Financing Document within three (3) business days following the occurrence of such Event of Default.

    7.        Subordination of Principal and Interest.

                    (a)         Notwithstanding anything to the contrary contained in this Note, the Debtor and the Holders agree that the indebtedness evidenced by this Note and all payments of principal, interest and all other amounts due under this Note are expressly subordinated and junior in right of payment in full of all indebtedness in favor of Laurus Master Fund, Ltd. upon the terms and conditions set forth in the Subordination Agreement dated the date hereof by and among Laurus Master Fund, Ltd., the Holders and the Debtor (the “Subordination Agreement”), and all rights and remedies of the Holders hereunder or under the other Financing Documents or at law or in equity shall be subject in all respects to the provisions of the Subordination Agreement until all Senior Liabilities (as therein defined) shall have been indefeasibly paid in full in cash.

                    (b)         Notwithstanding anything to the contrary contained in this Note, the Debtor and the Holders agree that the indebtedness evidenced by this Note and all payments of principal, interest and all other amounts due under this Note are expressly subordinated and junior in right of payment to all future indebtedness of the Debtor which (i) by its terms is senior debt or senior subordinated debt, and (ii) is either (y) consented to in writing by the Majority Lenders or (z) issued after a Financing.

                    (c)         For avoidance of doubt, Debtor’s obligations under this Note shall rank pari passu with the obligations of the Debtor under that certain Amended and Restated Subordinated Promissory Note dated of even date herewith in the principal amount of $4,838,710.

        8.        Obligations Absolute. The Debtor acknowledges that this Note and the Debtor’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreement or circumstances of any nature whatsoever that might otherwise constitute a defense to this Note or the obligation of the Debtor under this Note. This Note sets forth the entire agreement and understanding of the Holders and the Debtor, and the Debtor absolutely, unconditionally and irrevocably waives any and all right to assert any defense, setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of the Debtor under this Note in any action or proceeding brought by the Holders to collect the indebtedness evidenced hereby, or any portion thereof.

        9.        Notices. All notices or other communications to be given hereunder shall be in writing and sent in accordance with the Loan Agreement.

        10.        Costs and Expenses. The Debtor shall be responsible to pay or reimburse any and all reasonable costs and expenses incurred by the Holders in connection with the enforcement and collection of this Note. Such payment shall be due and payable on the Maturity Date or on any date that the Debtor satisfies its payment obligations hereunder.

        11.        Amendment. No provision of this Note may be changed, modified, waived or released, unless it is in writing and signed by the Debtor and the Holders. 12. Waivers. Presentment for payment, notice of dishonor, protest and notice of protest are hereby each waived by the Debtor. Any other waiver or consent respecting this Note shall be effective only if in writing and signed by the Holders and then only in the specific instance and for the specific purpose for which given. No such other waiver or consent shall be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Holders at any time or times to require performance of, or to exercise its rights with respect to, any term or provision of this Note in no manner shall affect its right at a later time to enforce any such term or provision. No notice to or demand on the Debtor in any case shall entitle such party to any other or further notice or demand. All rights, powers, privileges, remedies and other interests of the Holders under this Note and applicable law are cumulative and not alternatives.

        13.        Venue. DEBTOR IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS NOTE OR THE OTHER FINANCING DOCUMENTS, MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. DEBTOR, BY THE EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING, AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN THIS NOTE. DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. DEBTOR SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. NOTHING IN THIS NOTE SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF HOLDERS TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE

PROCEED AGAINST DEBTOR IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

        14.        Governing Law. This Note has been executed, delivered and accepted in the State of New York and shall be construed in accordance with and governed by the internal laws of the State of New York.

        IN WITNESS WHEREOF, the Debtor has executed and delivered this Subordinated Promissory Note as of the date first written above.

TRUEYOU.COM INC.
By:
Name:
Title:

Exhibit A

Name	Amount	Percentage
Klinger Investments LLC	$1,200,000	23.077%
Pequot Healthcare Fund, L.P.	$317,757	6.111%
Pequot Healthcare Offshore Fund, Inc.	$228,975	4.403%
Premium Series PCC Limited - Cell 32	$55,212	1.062%
Pequot Diversified Master Fund, Ltd.	$41,254	0.793%
Pequot Healthcare Institutional Fund, L.P.	$56,802	1.092%
North Sound Legacy Institutional Fund LLC	$280,000	5.385%
North Sound Legacy International Ltd.	$720,000	13.846%
Technology Investment Capital Corp.	$1,750,000	33.654%
Andrew D. Lipman	$150,000	2.885%
Jon Lauck	$400,000	7.692%